Exhibit 4.6

EXECUTION COPY

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of April 1, 2005 by the undersigned (the “Joining Party”) in accordance with the Management Shareholders Agreement dated as of March 28, 2005 (the “Management Shareholders Agreement”) among WARNER CHILCOTT HOLDINGS COMPANY, LIMITED, WARNER CHILCOTT HOLDINGS COMPANY II, LIMITED, WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Management Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by his execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and “Management Shareholder” under the Management Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of a Management Shareholder as if he had executed the Management Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Management Shareholders Agreement. The Joining Party acknowledges that, among the obligations of such Joining Party pursuant to the Management Shareholders Agreement is the obligation to sell any or all of the Group Equity Securities acquired by such Joining Party to the Company, Warner II or the Sponsors in certain circumstances pursuant to Article 5 of the Management Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written above.

By:
Paul Herendeen

Address for Notices: 7 Maple Road Chatham, NJ, 07928

AGREED ON THIS 1st day of April, 2005:

WARNER CHILCOTT HOLDINGS COMPANY, LIMITED

By:
Name:
Title:

WARNER CHILCOTT HOLDINGS COMPANY II, LIMITED

By:
Name:
Title:

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

By:
Name:
Title:

JOINDER AGREEMENT: PAUL HERENDEEN